State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

     Re: Neuberger & Berman Advisers Management Trust: Guardian Portfolio and Mid-Cap Growth Portfolio

Gentlemen:

This is to advise you that Neuberger & Berman Advisers Management Trust has established two new series of shares to be known as Guardian Portfolio and Mid-Cap Growth Portfolio. In accordance with the Additional Funds provision of
Section 17 of the Custodian Contract dated 5/1/95 and Section 9 of the Transfer Agency and Services Agreement dated 5/1/95 between the Fund and State Bank and Trust Company, the Fund hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

By:_____________________
         Michael J. Weiner
         Vice President
         Advisers Management Trust

Agreed to as of this_______day of ____________, 199____.

State Street Bank and Trust Company

By:______________________


Title:_____________________